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Exhibit 10.3

EDISON MISSION ENERGY
BV SALE INCENTIVE PLAN—AUSTRALIA

        1.    Establishment of the Plan.    Edison Mission Energy, a Delaware corporation (the "Company"), hereby establishes this BV Sale Incentive Plan—Australia (the "Plan"), effective as of February 19, 2004 (the "Effective Date"), for the benefit of certain key employees of the Company and certain of its Subsidiaries (as defined below) and affiliates.

        2.    Purpose.    The Board of Directors (the "Board") of the Company has determined that it is in the best interest of the Company and its shareholder to pursue the possibility of accomplishing one or more transactions (together, as defined below, the "Covered Transaction") which would result in a sale or other disposition of all or substantially all of MEC International BV (the "BV"). In that connection, the Board believes that it is in the best interests of the Company and its shareholder that the Participants (as defined below), who are among the key employees of the Company and certain of its Subsidiaries and affiliates, remain in their Employer's employ during the period in which the Board is pursuing the Covered Transaction, be provided with additional incentives to develop the most desirable alternatives for the Company and its shareholder and be eligible to receive certain bonuses for their efforts in developing such transaction and putting the Company in a position where its shareholder may receive the benefits of a disposition of BV. Therefore, in order to accomplish these objectives, the Board has caused the Company to establish this Plan. For purposes of the Plan, the assets of the BV will be deemed to include the interest of Mission Energy Wales (U.S.) ("MEW U.S.") in the Mission Hydro Ltd. Partnership (UK) ("Mission Hydro").

        3.    Defined Terms.    For purposes of the Plan, the following terms (in addition to the defined terms set out above) shall have the meanings indicated:

          (a)   "ANSP" means the aggregate cash and non-cash consideration received by BV or the shareholders or Subsidiaries and affiliates of the BV, as the case may be, as seller(s) in the Covered Transaction, excluding for these purposes any obligations of the BV or its subsidiaries that are assumed by, on behalf of, or for the Purchaser, and subject to the following:

            (i)    ANSP shall include the following, if and when paid to BV or its shareholders or subsidiaries, as the case may be, as sellers in the Covered Transaction: (A) any and all deferred installments of the sale price, (B) any portion of the sale price held in escrow subsequent to the Closing Date if and to the extent actually released from escrow, and (C) any consideration paid by the Purchaser after the Closing Date upon the occurrence of any specified contingencies or the satisfaction of any specified performance objectives;

            (ii)   ANSP shall be determined without giving effect to the payments under this Plan;

            (iii)  ANSP shall be net of, or otherwise reduced by, the following: (A) any severance and retention payments associated with the Covered Transaction; (B) any indebtedness or other liability of BV or one of its subsidiaries related to or arising in connection with the transferred assets or operations that is retained or discharged by the Company or its affiliates, including, without limitation, contributions made to project or related entities in connection with the sale transaction; (C) any U.S., foreign and local income, transfer and other taxes, assessments and governmental levies realised, incurred, attributed to or related in any manner to the sale of the BV and its subsidiaries, including taxes imposed on the distribution of proceeds to or by the BV and its subsidiaries and tax impacts related to the liquidation or restructuring of the interest of MEW US in the Mission Hydro in connection with the sale; and (D) transaction costs incurred and paid or payable by the Company or any of its Subsidiaries, parents or other affiliates including, without limitation (1) commitment, broker, advisory, investment banking, appraisal, fairness opinion, financing and underwriting fees, commissions and discounts, (2) recording, insurance, filing, legal, travel, printing costs and other similar fees, costs and expenses, (3) claims arising or paid in connection with the sale, including costs of defense,

    (4) costs of consents, waivers or settlements to facilitate sale, and (5) any other direct expenses associated with the sale; and

            (iv)  ANSP shall include the proceeds of a sale of interests in or assets of BV only if such sale is specifically approved in advance of the Closing Date of the Covered Transaction by the Board. If substantially all (but not the entirety) of BV is sold, any sale of a remaining component that occurs more than six (6) months after the Closing Date of the Covered Transaction will not, unless otherwise provided by the Board at the time of the sale, be included in ANSP. ANSP shall be adjusted to give effect to any such sale within such six-month period.

          (b)   "Base Salary" means the Participant's annual base salary of record for benefit purposes paid to a Participant by the Company and/or one or more Employers (whether or not deferred), but excludes (i) incentive, retention, signing or other bonus compensation, (ii) severance, and (iii) any other form of compensation or benefit.

          (c)   "Base Salary Multiplier" means the factor by which a Participant's Base Salary shall be multiplied to determine the amount of the Participant's Sale Bonus, which factor may vary between particular Participants and may be determined based on the aggregate ANSP received in connection with the Covered Transaction.

          (d)   "Beneficiary" means the individual person or entity determined designated or deemed designated under Section 11(d) of the Plan.

          (e)   "Board" means the Board of Directors of the Company.

          (f)    "Cause" means the occurrence of any one or more of the following:

            (i)    The Participant's conviction for, or pleading guilty to, committing an act of fraud, embezzlement, theft, or other criminal act punishable by a term of imprisonment of 6 months or more;

            (ii)   A significant adverse change in the Participant's performance of his or her duties (which duties shall include, but not be limited to, the Participant's customary duties as well as any reasonable duties that may be assigned to him or her to help effect the Covered Transaction), including but not limited to a failure to comply with the Company's policies and instructions regarding the sale of BV and the confidentiality of certain information related thereto; or

            (iii)  The willful engaging by the Participant in misconduct that: (A) if the event giving rise to the termination of the Participant's employment occurs before the sale of the Participant's Employer or while the Participant is otherwise employed by an Employer, is in violation of the Company's and/or the Participant's Employer's policies and practices applicable to the Participant from time to time; or (B) if the event giving rise to the termination of the Participant's employment occurs after the sale of the Participant's Employer when the Participant is no longer employed by an Employer, would have resulted in the termination of the Participant's employment by the Company or the Participant's Employer under the Company's and/or the Participant's Employer's policies and practices applicable to the Participant in effect immediately prior to such sale. However, no act or failure to act, on the Participant's part, shall be considered "willful" unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company and his or her Employer.

          (g)   "Closing Date" means the date of the closing of a Covered Transaction or Covered Sale, as the case may be, as determined in accordance with the definitive agreements entered into to effect such transaction.

          (h)   "Covered Sale" means a sale of the Participant's Employer in a transaction that results in the Participant (by consent) becoming employed by the Purchaser thereof or an affiliate of such Purchaser that is not an Employer.

          (i)    "Covered Transaction" means one or more transactions outside of the ordinary course that amount, in the aggregate, to a sale of all or substantially all of the assets or interests of BV, provided that a transaction included in the Covered Transaction must be specifically approved by the Board in advance of the consummation of the Covered Transaction. For purposes of this definition, "substantially all" shall mean stock or interests in and assets of BV (including stock and interests in Subsidiaries) (including EcoElectrica) representing or generating at least 90% of BV's 2003 revenue base as set out in the attached Exhibit A; provided that the Board may, in its discretion, lower the 90% threshold in light of all circumstances existing at the time of the sale and the degree to which the Company has exited the international market.

          (j)    "Employer" means the Company or any Subsidiary or affiliated business of the Company that employs the Participant.

          (k)   "Good Reason" means, without the Participant's express consent:

            (i)    a material reduction by the Participant's Employer of the aggregate value of the compensation (including current compensation and long-term incentive opportunities) and benefits paid and provided, as the case may be to the Participant; or

            (ii)   a significant reduction by the Participant's employer in the Participant's duties or responsibilities; or

            (iii)  a significant change in location of the workplace which is a question of fact and degree.

  For the purpose of sub-clause (i), in no event will the BV Sale, in and of itself, constitute a reduction of compensation or long-term incentive award opportunities.

          (l)    "Initial Estimate" means the estimate described in Section 8.

          (m)  "Participant" means any person who is a participant in this Plan as determined in accordance with Section 5.

          (n)   "Participation Agreement" means an agreement between the Company, for and on behalf of the Employer, and the Participant as described in Section 5.

          (o)   "PAYG Withholding" has the same meaning as in Schedule 1 to the Taxation Administration Act 1953 (Cth).

          (p)   "Purchaser" means any person or entity or affiliate thereof that has purchased all or any part of the assets or interests of BV outside the ordinary course in a transaction that is included in the Covered Transaction.

          (q)   "Sale Bonus" means an unfunded right to receive a payment under this Plan.

          (r)   "Sale Bonus Payment Scheme" means the scheme nominated in a Participant's Participation Agreement, which establishes the manner and timing of the payment of a Sale Bonus in accordance with in Section 8.

          (s)   "Subsidiary" means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

          (t)    "Term of the Plan" means the period of time beginning on the Effective Date and ending on the first to occur of: (A) July 1, 2005, unless a written agreement or written letter of intent is in place that, on July 1, 2005, has been approved by the Board and that relates to a transaction or series of transactions that would (if consummated) result in a Covered Transaction or (B) a determination by the Board that a Covered Transaction is not reasonably expected to occur on or before July 1, 2005; provided that the Board may, in its discretion, extend the term of the Plan beyond such date.

          (u)   "USD" means United States dollars.

        4.    Administration.

          (a)   The Plan shall be interpreted, administered and operated by the Board. The Board shall have complete authority, in its sole discretion subject to the express provisions of the Plan, to determine who shall be a Participant, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan, including whether, for purposes of the Plan, a termination of a Participant's employment has been with or without Cause or for Good Reason. Notwithstanding the foregoing, the Board may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

          (b)   All expenses and liabilities that members of the Board incur in connection with the administration of the Plan shall be borne by the Company. The Board may employ attorneys, consultants, accountants, appraisers, brokers, or other persons, and the Board, the Company and the Company's officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. No member of the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, and all members of the Board shall be fully protected by the Company in respect of any such action, determination or interpretation.

        5.    Participation.    The Company's management, in its sole discretion, shall determine those employees of an Employer who are eligible to be Participants in the Plan, the Base Salary Multiplier (or the applicable formula for determining the Base Salary Multiplier, as applicable) applicable to each Participant and the Sale Bonus Payment Scheme applicable to each Participant. In order to participate in the Plan, each employee who is eligible to be a Participant must promptly sign and return to the Company a participation agreement in the form provided by the Company (a "Participation Agreement"), which shall set out the Participant's Base Salary Multiplier (or the applicable formula for determining the Base Salary Multiplier, as applicable), designated Sale Bonus Payment Scheme and additional details about the Plan.

        6.    Sale Bonus Trigger; Effect of Termination of Employment.

          (a)   Subject to Section 11(b) below, a Participant shall be entitled to receive a Sale Bonus on the terms set out in Sections 7 and 8 below if the Participant:

            (i)    is employed by an Employer on the Closing Date of the Covered Transaction,

            (ii)   prior to the Closing Date of the applicable Covered Sale, was terminated by his or her Employer without Cause (which does not include circumstances where the Participant accepts employment with a Purchaser or another entity that falls within the definition of Employer) or terminated employment with his or her Employer for Good Reason, or

            (iii)  commences employment with a Purchaser pursuant to the terms of the applicable Covered Sale and either (A) is still employed by the Purchaser on the Closing Date of the Covered Transaction or (B) such employment by the Purchaser was terminated by the Purchaser without Cause or terminated by the Participant for Good Reason).

  A Participant shall not be entitled to a Sale Bonus if his or her employment by his or her Employer terminates for any other reason before the Closing Date of a Covered Transaction. After the Closing Date of a Covered Transaction, a Participant's subsequent termination of employment will have no affect on the Participant's entitlement to receive a Sale Bonus under the Plan. The Board shall make the determination of whether a termination of a Participant's employment by a Purchaser qualifies as a termination for Cause, or whether a termination of employment with a Purchaser by the Participant qualifies as a termination for Good Reason, and in such context shall treat the Purchaser as the Employer for purposes of the definition of such term.

          (b)   Any termination of a Participant's employment by his or her Employer for Cause or by a Participant for Good Reason shall be communicated by Notice of Termination. For purposes of this Plan, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision or provisions in this Plan relied upon. The Notice of Termination shall be effective on the date specified in Section 11(j) of this Plan. Notwithstanding anything else contained herein to the contrary, a Participant shall not be deemed to have terminated employment, for purposes of this Plan, if his or her employment by an Employer terminates but he or she continues as an employee of another entity that falls within the definition of Employer, unless local laws otherwise require.

        7.    Amount of Sale Bonus.    In the event that a Participant becomes entitled to receive a Sale Bonus, the amount of such Participant's Sale Bonus shall be determined by multiplying the Participant's highest annualised rate of Base Salary in effect at any time during the 24-month period preceding the Closing Date of the last transaction resulting in a Covered Transaction by the Participant's applicable Base Salary Multiplier. Each Participant's Base Salary Multiplier (or the applicable formula for determining the Base Salary Multiplier, as applicable) shall be set out in the Participant's Participation Agreement. Following consummation of a Covered Transaction, determinations of ANSP (including, without limitation, the determination of value in U.S. dollars of any non-cash consideration and the value in U.S. dollars of any consideration not expressed in U.S. dollars) shall be made by the Board in good faith, whose good faith determination will be binding.

        8.    Payment of Sale Bonus.    If a Participant becomes entitled to receive a Sale Bonus, the manner and timing of the payment of such Sale Bonus shall be determined in accordance with the following rules. The Company's management, in its sole discretion, shall determine which of the following Sale Bonus Payment Schemes, either Payment Scheme One set out in subsection (a) or Payment Scheme Two set out in subsection (b), shall apply to each Participant. The applicable Payment Scheme shall be set out in the Participant's Participation Agreement.

          (a)   Payment Scheme One. Payment of a Sale Bonus to a Participant under Payment Scheme One shall be made in accordance with this Section 8(a). Within sixty (60) days after the Closing Date of the last transaction resulting in a Covered Transaction, the Board shall make a good faith estimate of ANSP resulting from the Covered Transaction (the "Initial Estimate"). Subject to clause (ii) below, no later than sixty (60) days after the Closing Date, each Participant who is eligible to receive a Sale Bonus under this Section 8(a) shall be paid an amount equal to 80% of such Participant's estimated Sale Bonus, calculated based on such estimate. Within 24 months after the Closing Date of the Covered Transaction, the Board shall make an updated estimate of ANSP, at which time up to 100% of the remainder of each Participant's Sale Bonus, if any, shall be paid subject to the following provisions of this paragraph:

            (i)    The updated calculations shall take into account any further information regarding claims, charges, levies and expenses associated with the Covered Transaction and post-Closing Date activities as well as an updated calculation of the estimated tax consequences of the Covered Transaction. To the extent that deal-related claims, charges or levies that would have the effect, if successful, of reducing ANSP are made, but not actually resolved, during the 24-month period, adjustments shall be made to the calculations assuming the most unfavorable result to the Company and its Subsidiaries and affiliates and any subsequent true-ups shall be made within a reasonable period of time following the resolution of the matter. To the extent that any earn-out or similar conditional amount is scheduled to be paid more than 24 months after the Closing Date, or to the extent escrowed proceeds are scheduled to be released from escrow more than 24 months after the Closing Date, the Board will within a reasonable time after the occurrence of such events adjust Sale Bonus calculations when and if such amounts are actually received (to the extent such amounts were not previously taken into account). If final amounts still remain to be determined more than 24 months after Closing Date, whether because of pending claims, earn-outs or similar arrangements, or otherwise, the Board may at any time thereafter make a good faith estimate of what the final amount of ANSP will be and pay out the remaining Sale Bonus amounts (less amounts previously paid) based on such good faith estimate. In such case, the Board's good faith determination will be binding on all Participants whose Sale Bonus is so paid and there will be no adjustments to such bonuses for events occurring before or after such determination.

            (ii)   Notwithstanding the foregoing, if the Board determines that, based on the estimate of ANSP made within sixty (60) days of the Closing Date of the Covered Transaction, the remainder of a Participant's Sale Bonus amount, if any, would be USD10,000 or less, the Board may elect to pay the Participant's entire Sale Bonus (without reduction for a withhold) based on the Board's Initial Estimate of ANSP. In such case, the Board's good faith Initial Estimate of ANSP will be binding on all Participants whose Sale Bonus is so paid and there will be no adjustments to such Sale Bonuses for events occurring before or after such determination.

          (b)   Payment Scheme Two. Payment of a Sale Bonus to a Participant under Payment Scheme Two shall be made in a cash lump sum no later than sixty (60) days following the Closing Date of the Covered Transaction based on the Board's Initial Estimate of ANSP, which estimate will be final and binding for such purposes.

          (c)   Liability for Payment. The Company shall be liable for the payment of benefits under this Plan with respect to each Participant.

        9.    Taxes.    The Company and/or the Participant's Employer, as applicable, has the right to withhold from any amount otherwise payable to a Participant under or pursuant to this Plan the amount of any taxes or other statutory deductions that the Company or such Employer, or any of their respective subsidiaries and affiliates, may legally be required to withhold with respect to such payment (including, without limitation, any amounts required to be withheld under PAYG Withholding and any United States Federal taxes, and any other foreign, state, city, or local taxes). Each Participant, former Participant and Beneficiary shall be solely responsible for all income taxes arising in connection with participation in this Plan or benefits hereunder.

        10.    Arbitration

          (a)   Arbitration of Claims. Unless superseded by express provision in the Participant's Participation Agreement, the Company, the Participant, and the Participant's Employer hereby consent to the resolution by mandatory and binding arbitration of all disputes or differences arising out of or in connection with this Plan that the Company or the Participant's Employer may have against the Participant, or that the Participant may have against the Company, his or her Employer, or against either of their officers, directors, employees or agents acting in their capacity as such. It is further agreed that the award made by the arbitrator on any dispute or difference which is referred to for arbitration in accordance with this Section 10, shall be final and binding upon the Company, the Participant, and the Participant's Employer and that judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.

          All expenses of such arbitration, including the reasonable fees and expenses of the legal representative for the Participant, shall be paid and borne by the Company or the Participant's Employer; provided, however, that if the arbitrator determines that the Participant did not commence the arbitration in good faith and had no reasonable basis therefor or that the Participant failed to comply with Section 11(b) or breached the agreement contemplated thereby, the Participant shall repay all advanced fees and expenses and shall reimburse the Company and the Participant's Employer for their reasonable legal fees and expenses in connection therewith.

          Except as otherwise provided in this procedure or by mutual agreement of the parties, any arbitration shall be administered by a single arbitrator and, subject to the provisions of this Section 10, the Commercial Arbitration Act 1984 (Vic) (the "Act") shall apply to the reference to arbitration. The arbitration shall be held in Melbourne in the State of Victoria, Australia or at such other location as all the parties may mutually agree. Pre-hearing and post-hearing procedures may be held by telephone or in person as the arbitrator directs to be appropriate or convenient.

          Any party wishing to refer a dispute or difference to arbitration must give to each of the other parties at least 30 days prior to the reference a notice in writing:

            (i)    stating that it requires the dispute or difference to be referred to arbitration;

            (ii)   specifying in summary form the matter or matters the subject of the dispute or difference; and

            (iii)  proposing the name of the person to be appointed as arbitrator.

          At the expiration of the 30 day notice period any party may refer the dispute to arbitration in accordance with this Section 10. If within the 30 day notice period the parties cannot agree on an arbitrator, then any party may request the chairman for the time being of the Victorian Bar Council, whose current address is care of Level 2, Douglas Menzies Chambers, 180 William Street, Melbourne, Victoria, 3000, Australia to nominate an arbitrator. The nominee must be a practising barrister or solicitor who has attained the rank of Queen's Counsel or Senior Counsel and who has a general commercial law practice.

          In making any determination for the purposes of the arbitration the arbitrator shall interpret this Plan, any applicable Company or Employer policy or rules and regulations according to applicable law. In reaching his or her decision, the arbitrator shall have no authority to change or modify any lawful Company or Employer policy, rule or regulation, or this Plan. The arbitrator shall have exclusive jurisdiction to resolve any dispute or difference relating to the interpretation, applicability, enforceability or formation of this Plan, including but not limited to, any claim that all or any part of this Plan is voidable.

          The arbitrator shall have the power to entertain an application by any party to dismiss or strike out any claim made in the arbitration or an application for summary judgment. In entertaining such application and making a determination in respect of it the arbitrator is required to have regard to the Supreme Court (General Civil Procedure) Rules 1996 (Vic). Following the completion of the arbitration, the arbitrator shall issue a written decision disclosing his or her essential findings and conclusions upon which the award is based.

          (b)   Discovery. Each party shall have the right and opportunity to obtain documents from another party through one request for production of documents. Additional discovery may be had only when the arbitrator so orders upon a showing of substantial need. Any disputes regarding requests for production of documents or other discovery shall be submitted to the arbitrator for directions.

          (c)   Subpoenas. Any party shall have the right to obtain from the court an order requiring a person to attend for examination before the arbitrator or requiring a person to so attend and to produce to the arbitrator the document or documents specified in the court's order.

          (d)   Designation of Witnesses. Unless otherwise directed or ordered by the arbitrator at least thirty calendar days before the arbitration, the parties must exchange lists of witnesses, including any expert(s), and copies of all witness statements and exhibits intended to be used at the arbitration.

          (e)   Unless otherwise agreed in writing by all the parties:

            (i)    the parties are entitled to be represented in the arbitration by a legal practitioner or a legally qualified person;

            (ii)   the arbitrator may not extend the ambit of the dispute or difference referred to arbitration to include other disputes;

            (iii)  the arbitrator may not order or direct the consolidation of arbitration proceedings as contemplated by section 26 of the Act;

            (iv)  the arbitrator must determine the difference or dispute by arbitration and has no power to settle, compromise or mediate a resolution of the dispute or difference;

            (v)   the arbitrator is required to deliver an award, together with the reasons therefor, within thirty days after the conclusion of the arbitration hearing, unless all the parties agree to a request by the arbitrator to extend the time;

            (vi)  the arbitrator must deliver a final award and is not entitled to make an interim award; and

            (vii) none of the parties, nor the arbitrator, is entitled to have a preliminary question of law determined by the court nor to apply to the court for an order in relation to the costs of the arbitration where a final award is not made by the arbitrator or where the award made is wholly set aside by the court.

        11.    Miscellaneous

          (a)   Successors to the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary of affiliate thereof (the business and/or assets of which constitute at least fifty percent (50%) of the total business and/or assets of the Company following the Covered Transaction) to expressly assume and agree to perform the Company's obligations under this Plan in the same manner and to the same extent that the Company would be required to perform them if such succession had not taken place.

          (b)   Release Agreement. Notwithstanding anything else contained herein to the contrary, the Company and any of its Subsidiaries or affiliates' obligation to pay a Sale Bonus to a Participant is subject to the condition precedent that the Participant execute a valid and effective Release Agreement in the form attached to the Participant's Participation Agreement (or such other form as the Board (or its delegate) may require) and such executed agreement is received by the Company no later than 60 days after the Closing Date and is not revoked by the Participant or otherwise rendered unenforceable by the Participant.

          (c)   Notice of Termination. In signing the Participation Agreement, the Participant agrees that the Participant's employment with the Employer is terminable by either party providing 4 weeks' notice of termination where the employee is under 45 years of age or 5 weeks' notice of termination where the employee is 45 years of age or over and has at least two years' continuous service with the Employer.

          (d)   Beneficiaries. Subject to the other provisions of this Section 11(d), the person or persons (including a trustee, personal representative or other fiduciary) last designated in writing by a Participant in accordance with procedures established by the Board (or its delegate) to receive the benefits specified hereunder in the event of the Participant's death shall be the Participant's Beneficiary or Beneficiaries.

          No Beneficiary designation shall become effective until it is filed with the Board (or its delegate), and no Beneficiary designation of someone other than a Participant's spouse shall be effective unless such designation is consented to by the Participant's spouse on a form provided by and in accordance with procedures established by the Board or its delegate.

          If there is no Beneficiary designation in effect with respect to a Participant, or if there is no surviving designated Beneficiary, then the Participant's surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Participant's estate (which shall include either the Participant's probate estate or living trust) shall be the Beneficiary. In any case where there is no such personal representative of the Participant's estate duly appointed and acting in that capacity within 90 days after the Participant's death (or such extended period as the Board determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant's death), then Beneficiary shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Board that they are legally entitled to receive the benefits specified hereunder.

          Notwithstanding anything else herein to the contrary, in the event any amount is payable under this Plan to a minor, payment shall not be made to the minor, but instead be paid: (i) to that person's living parent(s) to act as custodian; (ii) if that person's parents are then divorced, and one parent is the sole custodial parent, to such custodial parent; or (iii) if no parent of that person is then living, payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.

          (e)   Payments on Behalf of Persons Under Incapacity. In the event that any amount becomes payable under this Plan to a person who, in the sole judgment of the Board, is considered by reason of physical or mental condition to be unable to give a valid receipt therefor the Board may direct that such payment be made to any person found by the Board, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Board and the Employers.

          (f)    Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company or its Subsidiaries or affiliates. No assets of the Company or its Subsidiaries or affiliates shall be held under any trust, or held in any way as collateral security for the fulfilling of the obligations of the Company or its Subsidiaries or affiliates under this Plan. Any and all of the Company, its Subsidiaries and affiliates' assets shall be, and remain, the general unpledged, unrestricted assets of the Company, its Subsidiaries and affiliates. Any obligation under this Plan shall be merely that of an unfunded and unsecured promise to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors.

          (g)   Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

          (h)   Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

  Further, the captions of this Plan are not part of the provisions hereof and shall have no force and effect.

          (i)    Modification. The Board may from time to time amend this Plan in any way it determines to be advisable; provided, however, that no such amendment that adversely affects a Participant shall be effective without the consent of such Participant (or the Participant's legal representative). No provision of this Plan may be waived unless as to a Participant such waiver is agreed to in writing and signed by the Participant (or the Participant's legal representative) and by an authorised member of the Board or its designee or legal representative.

          (j)    Notice. For purposes of this Plan, notices, including Notice of Termination, and all other communications provided for in this Plan shall be in writing and, subject to applicable law, shall be deemed to have been duly given when delivered or on the date stamped as received by a recognised international courier (such as FedEx) postage and mailing fee prepaid and addressed: (i) if to the Participant, to his or her latest address as reflected on the records of the Company or his or her Employer, and (ii) if to an Employer, to the attention of the Company's Corporate Secretary at the address of the Company's principal executive offices; or to such other address as either party may furnish to the other in writing for the delivery of notices to that party, with specific reference to this Plan and the importance of the notice, except that a notice of change of address shall be effective only upon receipt by the other party.

          (k)   Applicable Law. This document is governed by and is to be construed in accordance with the laws in force in the State of Victoria, Australia and the parties agree to submit to the non-exclusive jurisdiction of the Court of that State.

          (l)    No Sale Obligation. Notwithstanding anything else contained herein or in any Participation Agreement or other agreement related to the Plan to the contrary, the Company and its Subsidiaries and affiliates have no obligation to close, negotiate or otherwise pursue any sale or other disposition of all or substantially all of BV or any component thereof. The existence of the Plan, the Participation Agreements, and the conditional rights of Participants under the Plan shall not limit, affect or restrict in any way the right or power of the Company or any of its Subsidiaries or affiliates to make or authorise (or to refrain from making or authorising, as the case may be): (i) any adjustment, recapitalisation, reorganisation or other change in capital structure or business; (ii) any merger, amalgamation, consolidation or change in ownership; (iii) any dissolution or liquidation; (iv) any sale or transfer of assets or business; or (v) any other corporate act or proceeding by the entity.

        IN WITNESS WHEREOF, the Company has caused its duly authorised officer to execute this Plan as of the date first set out above.

EDISON MISSION ENERGY
By

EXHIBIT A

Edison Mission Energy
International Revenue Base

Project	Country	2003 Revenues from Consolidated Subsidiaries	EME Ownership Interest	EME Share of Revenues	2003 Revenues of Unconsolidated Subsidiaries	EME Ownership Interest	EME Share of Revenues	2003 Revenue Base	Percentage of International Revenue Base
Europe
First Hydro	United Kingdom	$367,633,000	100%	$367,633,000	$—		$—	$367,633,000	20%
Derwent	United Kingdom	—		—	106,316,000	33%	35,084,280	35,084,280	2%
ISAB	Italy	—		—	480,685,000	49%	235,535,650	235,535,650	13%
Italian Wind	Italy	—		—	83,234,000	50%	41,617,000	41,617,000	2%
Doga	Turkey	123,956,000	80%	99,164,800			—	99,164,800	5%
Spanish Hydro	Spain	22,739,000	95%	21,706,000			—	21,706,000	1%

		514,328,000		488,503,800	670,235,000		312,236,930	800,740,730	44%

Asia
Paiton	Indonesia	—			485,018,000	40%	194,007,200	194,007,200	11%
PT Momi	Indonesia	17,994,000	100%	17,994,000			—	17,994,000	1%
PT Adro	Indonesia	—		—	—	8%	—	—
CBK	Philippines	1,424,000	100%	1,424,000	65,625,000	50%	32,812,500	34,236,500	2%
TECO	Thailand	—		—	214,119,000	25%	53,529,750	53,529,750	3%

		19,418,000		19,418,000	764,762,000		280,349,450	299,767,450	16%

Australia
Loy Yang B	Australia	178,531,000	100%	178,531,000			—	178,531,000	10%
Valley Power	Australia	16,250,000	80%	13,065,000			—	13,065,000	1%
Kwinana	Australia	38,914,000	70%	27,239,800			—	27,239,800	1%

		233,695,000		218,835,800	—		—	218,835,800	12%

New Zealand
Contact Energy	New Zealand	755,524,000	51%	385,317,240			—	385,317,240	21%

		755,524,000		385,317,240	—		—	385,317,240	21%

Americas
Eco Electrica	Puerto Rico	—		—	234,896,000	50%	117,448,000	117,448,000	6%

		—		—	234,896,000		117,448,000	117,448,000	6%

Non Project

Total		$1,522,965,000		$1,112,074,840	$1,669,893,000		$710,034,380	$1,822,109,220	100%

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EDISON MISSION ENERGY BV SALE INCENTIVE PLAN—AUSTRALIA
EXHIBIT A